  Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

OF THE M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

Page(s)
Report of Independent Registered Public Accounting Firm	6
Financial Statements
Statements of Net Assets Available for Benefits as of December 31, 2021 and 2020	7
Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2021 and 2020	8
Notes to Financial Statements	9 – 17
Supplemental Schedule*
Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021	18

* The other supplemental schedules required by 29 CFR 520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 are not applicable and are therefore omitted.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of M&T Bank Corporation Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of M&T Bank Corporation Retirement Savings Plan (the “Plan”) as of December 31, 2021 and December 31, 2020 and the related statements of changes in net assets available for benefits for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and December 31, 2020, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2021 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 28, 2022

We have served as the Plan’s auditor since 1986.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

Statements of Net Assets Available For Benefits

	As of December 31
	2021	2020

Assets
Total investments, at fair value	$3,553,217,491	$3,109,380,039

Receivables
Participant contributions	4,629,692	4,141,006
Employer – Matching contribution	3,837,073	3,518,599
Employer – Retirement Accumulation Account
contribution	35,371,236	38,292,103
Notes receivable from participants	28,200,222	29,091,297
Total receivables	72,038,223	75,043,005

Accrued investment income	196,969	502,112
Due from broker	6,872	48,276

Net assets available for benefits	$3,625,459,555	$3,184,973,432

The accompanying notes are an integral part of these financial statements.

M&T BANK CORPORATION RETIREMENT SAVINGS PLAN

Statements of Changes in Net Assets Available For Benefits

	Year ended December 31
	2021	2020
Additions

Investment income
Interest	$5,565,569	$7,088,690
Dividends	55,827,442	64,215,900
Net appreciation in fair value of investments	424,410,183	220,151,763
Total investment income	485,803,194	291,456,353

Contributions
Participants	127,379,833	115,822,999
Employer – Matching	62,661,304	61,370,392
Employer – Retirement Accumulation Account	35,371,236	38,512,128
Total contributions	225,412,373	215,705,519

Total additions	711,215,567	507,161,872

Deductions

Participant benefits paid	(270,729,444)	(207,242,519)

Change in net assets available for benefits	440,486,123	299,919,353

Net assets available for benefits

Beginning of year	3,184,973,432	2,885,054,079

End of year	$3,625,459,555	$3,184,973,432

The accompanying notes are an integral part of these financial statements.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements

December 31, 2021 and 2020

1.	Description of plan

The following description of the M&T Bank Corporation Retirement Savings Plan (“the Plan”) is provided for general information purposes and is qualified in its entirety by reference to the Plan document. Participants should refer to the Plan document for a more complete description of the Plan’s provisions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

General

The Plan is a defined contribution combined 401(k)/stock bonus plan. The stock bonus component is intended to be an employee stock ownership plan (“ESOP”), which is designed to invest primarily in the common stock of M&T Bank Corporation (“M&T”). The Plan also offers a Retirement Accumulation Account (“RAA”) and Discretionary Employer Contribution (“DEC”) features. Employees who were participants of the M&T defined benefit pension plan prior to January 1, 2006 were given an opportunity to choose between continuing to accrue benefits under that plan or receiving RAA contributions under the Plan. For those employees choosing to receive RAA contributions under the Plan and for any employee hired after July 1, 2004 but before January 1, 2020, M&T makes contributions on behalf of eligible participants based on each participant’s total compensation and length of service. DEC contributions are discretionary and evaluated each year whereby M&T makes contributions on behalf of eligible participants hired after December 31, 2019. The Plan exists for the benefit of employees of M&T and its subsidiaries (“the Company”).

Eligibility and participation

Employees who are at least 21 years of age are immediately eligible to participate in the Plan and make pre-tax or Roth contributions through salary reduction (each a “participant”). Before 2020, participants were eligible to receive matching contributions as of the first day of any pay period following the completion of 12 months of service, provided the participant was making salary reduction contributions. Effective January 1, 2020, the Plan was amended such that a participant may receive matching contributions upon completing six months of service. Participants hired before January 1, 2020 are also eligible to receive RAA contributions for any plan year in which the participant is credited with 1,000 hours of service and employed by the Company on the last day of the year (or retired during the plan year). Participants hired after December 31, 2019, are eligible to receive a DEC contribution (instead of the RAA contribution) for any plan year in which the participant is credited with 1,000 hours of service and employed by the Company on the last day of the year.

Administration

The Plan is administered by M&T’s Employee Benefit Plans Committee (“Administrative Committee”) which is appointed by the Board of Directors of M&T Bank, a wholly owned subsidiary of M&T.  The assets of the Plan are held by T. Rowe Price Trust Company (“T. Rowe”), as trustee.  T. Rowe Price Retirement Plan Services, Inc. provides recordkeeping services for the Plan.

The Board of Directors of M&T has the right to terminate, amend or modify the Plan at any time subject to the Plan provisions.  Upon Plan termination, participants would receive the assets allocated to their respective accounts.

Contributions

Contributions to the Plan are made by participants through salary reduction and by the Company through employer matching, DEC and RAA contributions.  Employees who are participants may elect to reduce

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

1.	Description of plan, continued

their compensation by a specified whole percentage not to exceed 50%, subject to certain limitations under Section 401(k) and Section 415 of the Internal Revenue Code.  The Company remits to the Plan on behalf of each participant the amount by which the participant’s compensation is reduced.  Contributions may be suspended at any time.

Compensation is generally defined in the Plan to mean a participant’s base salary and overtime pay, all commissions earned, incentive/bonus payments and before-tax deferral amounts made by participants under Internal Revenue Code Sections 125, 132(f), 402(e)(3), 402(h) and 403(b), but excludes any compensation derived from equity awards.

Generally, an individual participant’s contributions were subject to IRS limits of $19,500 in 2021 and 2020. As a result of a plan amendment, effective April 1, 2016 participants are permitted to make Roth after-tax contributions to the Plan, subject to IRS limits.

When an eligible employee first becomes a participant in the Plan, after six months of continuous service, the employee is automatically deemed to enter into a salary reduction agreement providing for pre-tax contributions of 1% of the employee’s compensation, starting on the first administratively practicable pay date. The contribution percentage will automatically increase by 1% on the first pay date in February after employee contributions start, unless the eligible employee elects to opt out of the salary reduction agreement. If the eligible participant has a salary reduction agreement in effect providing for employee pre-tax contributions at a rate less than 10%, the contribution percentage will automatically increase by 1% on the first practicable pay date in February each year, until the rate reaches 10%.

Employer matching contributions

Effective January 1, 2020, the Plan was restated and amended such that for each eligible participant upon completing six months of employment, the Company will make an employer matching contribution in an amount equal to 100% of the participant’s contributions that do not exceed 5% of compensation for the Plan year.

Catch-up contributions

A participant who has attained age 50 before the close of the respective Plan year is eligible to make additional unmatched catch-up contributions. The IRS maximum amount of those catch-up contributions for each of 2021 and 2020 was $6,500, respectively.

Employer Retirement Accumulation Account and Discretionary Employer Contributions

For each Plan year for employees hired before January 1, 2020, the Company will contribute on behalf of each eligible participant a percentage of each participant’s compensation.  An eligible participant is entitled to receive an RAA contribution if they (1) satisfy the Plan’s eligibility requirements; (2) are credited with at least 1,000 hours of service during the Plan year; (3) are an active employee of the Company on the last day of the Plan year; and (4) do not participate in the M&T defined benefit pension plan if hired prior to July 2, 2004, or if the eligible participant retired during the plan year.  The percentage contributed by the Company is based on the years of vesting service credited to the participant.  The RAA contribution will be made as soon as practicable after the close of the Plan year.  RAA contributions are invested in the available investment alternatives in the proportion elected by the participants.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

1.	Description of plan, continued

For participants hired after December 31, 2019, eligible participants may receive the DEC if they (1) are not eligible to accrue benefits for the Plan year under the M&T Bank Corporation Pension Plan; (2) are not eligible to receive an RAA contribution; (3) complete at least 1,000 hours of service during the Plan year; (4) are an employee of M&T Bank as of the last day of the Plan year; and (5) satisfy the Plan’s eligibility requirements. The DEC for a Plan year will be a uniform percentage of each Discretionary Participant’s Benefit Compensation for the Plan year, excluding benefit compensation earned before becoming a Discretionary participant. The DEC must be made by the due date of the M&T Bank’s federal income tax return for the Plan Year to which the DEC relates and will be allocated as of the last day of such Plan year.

Rollover contributions

Employees may also contribute amounts representing rollover distributions from other qualified defined contribution and benefit plans at any time during their employment.

Participant accounts

Each participant’s account is credited with the participant’s contributions, employer contributions (as applicable), and allocations of Plan earnings or losses.  Participant accounts are also charged with an allocation of administrative expenses.  Allocations are based upon participant earnings or account balances as defined in the Plan document.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants’ accounts are at all times fully vested and nonforfeitable, with the exception of DEC and RAA contributions plus earnings thereon. Participants become fully vested in their DEC and RAA contributions after completion of five years of vesting service, death, or when normal retirement age is reached while employed by the Company. Normal retirement age is the later of age 65 and the fifth anniversary of the date the participant began participation in the Plan.  Participants vest in their DEC and RAA contributions as follows:

Vesting service	Vested percentage

Less than 2 years	0%
2 years	20%
3 years	40%
4 years	60%
5 years	100%

Forfeitures

Forfeitures represent the DECs and RAAs of participants who have terminated employment with the Company and do not have a 100% non-forfeitable right in their DEC or RAA. Forfeitures are used first to restore participant accounts that are required to be reinstated pursuant to the provisions of the Plan. At the discretion of the Administrative Committee, any remaining forfeitures may be used to reduce employer contributions (including DEC and RAA contributions).  Employer contributions were reduced by $756,855 and $680,000 from the forfeiture account during 2021 and 2020, respectively. Unused balances of forfeited accounts were $31,183 and $82,824 at December 31, 2021 and 2020, respectively.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

1.	Description of plan, continued

Investment programs

Participants may direct the investment of their plan balances in 1% increments in any of several investment alternatives, which include mutual funds, common trust funds and the common stock of M&T.

Participants may, in accordance with the rules of the Plan, transfer existing balances among the available investment alternatives and/or redirect their current contributions into different investment alternatives at any time. A participant may increase or decrease, at any time, the percentage of salary reduction elected, effective the first day of each payroll period.

Notes to participants

Participants may borrow from their account (other than the portion attributable to DEC and RAA contributions) an amount not to exceed the lesser of (1) 50% of the participant’s vested account balance as of the most recent valuation date or (2) $50,000 reduced by the participant’s highest outstanding loan balance in the twelve months prior to the date of loan origination.  The minimum loan amount is $1,000. A participant may have only one loan outstanding at any time. Loans bear interest at one percentage point above the prime rate published by The Wall Street Journal on the date the loan is processed. Loans are repaid in equal installments through after-tax payroll deductions for a period of up to five years, except for certain loans formerly associated with the Wilmington Trust Plan, which allowed loan terms greater than five years under certain circumstances.  Participants are charged a one-time $50 administrative fee for each new loan processed, which is deducted from the loan proceeds and has been included in participant withdrawals in the statements of changes in net assets available for benefits.

Withdrawals and distributions

A participant who has attained age 59-1/2 or is undergoing financial hardship may make withdrawals from the Plan, subject to Plan limitations. Upon termination of employment for any reason, participants are entitled to a distribution of the full amount of vested individual account balances as of the valuation date immediately following such termination of service. Such participants have the option of receiving distributions in the form of installments, partial distributions, lump-sum payments or by rollover contribution to other qualified plans. Participants also have the option to keep their balance invested in the Plan, provided the balance exceeds $5,000. Balances less than $5,000 are subject to mandatory distribution.  Mandatory distributions that exceed $1,000 but are less than $5,000 (excluding rollover contributions) are automatically rolled over into an individual retirement account unless otherwise directed by the participant. Distributions equal to $1,000 or less are automatically made by lump-sum payment less the mandatory 20% federal income tax withholding, unless otherwise elected within 90 days following termination. The non-vested portion of a participant’s RAA or DEC is forfeited upon termination. A participant can defer distribution from the Plan until no later than April 1 of the calendar year following the year in which age 72 is attained, at which time distributions to satisfy Internal Revenue Code Section 401(a)(9) will occur. If a participant terminates employment after that date, distribution is made as soon as administratively practicable following termination of employment.

ESOP provisions

A participant entitled to a distribution who has directed that some or all of their balance be invested in common stock of M&T has the right to elect the distribution in the form of M&T common stock.  A participant may also elect to receive a distribution of dividends paid on shares of M&T common stock held in the Plan and allocated to the participant’s account.  Dividends will be distributed quarterly as soon as administratively practicable after the dividends are paid to the Plan.  If no election is made, dividends will be reinvested in the common stock of M&T.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

1.	Description of plan, continued

Coronavirus Aid, Relief, and Economic Security Act

The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), signed into law March 27, 2020, provided temporary relief to certain participants in retirement plans. As a result of the CARES Act, the participant loan limit was temporarily increased to the lesser of $100,000 or 100% of the vested account balance. This increase was permitted for loans granted from March 27, 2020 through September 23, 2020. In addition, repayments of loans due between March 27, 2020 and December 31, 2020 were allowed to be deferred until December 31, 2020 upon participant request. In addition, if eligible, a participant, regardless of age and appointment status, was able to withdraw up to $100,000, or his/her total vested account balance, if less through December 30, 2020. Any such distribution was not subject to the 10% early withdrawal federal penalty that generally applies to distributions taken before age 59½. The distribution is included in the participant’s taxable gross income ratably over a three-year tax period beginning with the 2020 tax year.

2.	Summary of significant accounting policies

Basis of accounting

The financial statements of the Plan are prepared under the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Use of estimates

The preparation of financial statements in conformity with US GAAP requires the Administrative Committee to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein.  Actual results could differ from those estimates.

Investment valuation and income recognition

Investments in common stock and mutual funds are reported at fair value.  Investments in the common trust funds are reported at Net Asset Value (“NAV”). Information on fair value measurements is provided in note 3.  Investment income of M&T common stock, the common trust funds and each mutual fund is allocated to participants based on their proportionate share of the net assets of the respective investment alternative. Interest income on loans to participants is allocated to participants based on their respective loan agreement.

Purchases and sales of securities are reflected on a trade-date basis.  Interest income is recorded on the accrual basis.  Dividend income is recorded on the ex-dividend date.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of realized gains and losses and the change in unrealized appreciation (depreciation) on investments.

Notes receivable from participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

2.	Summary of significant accounting policies, continued

Administrative expenses

The Plan’s expenses are paid by either the Plan or the Company, as provided by the Plan document. Expenses that are paid directly by the Company are excluded from these financial statements. In addition, certain investment-related expenses are included in net appreciation (depreciation) of fair value of investments presented in the accompanying statements of changes in net assets available for benefits. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are reflected as a reduction in plan assets. Brokerage commissions for acquiring or selling securities are paid by the Plan.  The Plan incurred brokerage commissions in 2021 and 2020 totaling $4,864 and $4,545, respectively.  These amounts qualify as party-in-interest transactions and have been included in the statements of changes in net assets available for benefits in net appreciation (depreciation) in fair value of investments.

Payment of benefits

Benefits are recorded when paid.

3.	Fair value measurements

US GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  A three-level hierarchy exists in US GAAP for fair value measurements based upon the inputs to the valuation of an asset or liability.

•Level 1	Valuation is based on quoted prices in active markets for identical assets and liabilities.

•Level 2

Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market.

•Level 3

Valuation is derived from model-based and other techniques in which at least one significant input is unobservable and which may be based on the Plan’s own estimates about the assumptions that market participants would use to value the asset or liability.

Assets and liabilities are classified within the fair value hierarchy based upon the lowest level classification of an input that is considered significant to the overall valuation.  In general, the valuation techniques used attempt to maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described below may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, although the

Administrative Committee believes the Plan’s valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the end of the Plan year.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

3.	Fair value measurements, continued

The following is a description of the valuation methodologies used for assets measured at fair value:

•	M&T Bank Corporation common stock is valued at the closing price reported on the active market on which the stock is traded.

•

Mutual funds are valued at the daily closing prices as reported by the fund. Mutual funds held by the Plan are open-ended funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily NAV and transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

•

Common trust funds are valued at the NAV of units of a bank collective trust.  The NAV, as provided by the trustee, is used as a practical expedient to estimate fair value.  The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.  This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different from the reported NAV.

The following tables present the Plan’s investments at December 31, 2021 and 2020 measured at estimated fair value on a recurring basis:

	At December 31, 2021
	Level 1	Level 2	Level 3	Total
M&T Bank Corporation common stock	$339,212,225	$-	$-	$339,212,225
Mutual funds	1,031,098,105	-	-	1,031,098,105
Total	$1,370,310,330	$-	$-	$1,370,310,330
Investments measured at NAV(a)				2,182,907,161
Investments at fair value				$3,553,217,491

	At December 31, 2020
	Level 1	Level 2	Level 3	Total
M&T Bank Corporation common stock	$290,953,361	$-	$-	$290,953,361
Mutual funds	1,783,918,374	-	-	1,783,918,374
Total	$2,074,871,735	$-	$-	$2,074,871,735
Investments measured at NAV(a)				1,034,508,304
Investments at fair value				$3,109,380,039

(a)

In accordance with Subtopic 820-10 of ASU 2015-07, the common trust funds have not been classified in the Fair Value Hierarchy as of December 31, 2021 and 2020. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

3.	Fair value measurements, continued

The Wilmington Stable Value Fund investment represents $281,740,864 and $287,021,740 of investments measured at NAV at December 31, 2021 and 2020, respectively. The NAV is based on the contract value of the underlying investments and is the value at which participant transactions occur.  Participant transactions (purchases and sales) may occur daily in the Wilmington Stable Value Fund.  Were the Plan to initiate a full redemption of the Wilmington Stable Value Fund, the investment advisor reserves the right to temporarily delay withdrawal from the trust no earlier than sixty (60) days after such notice is provided, in order to ensure that securities liquidations will be carried out in an orderly business manner. The Wilmington Stable Value Fund had no unfunded commitments at December 31, 2021 or 2020.

The T. Rowe common trust fund investments represent $1,706,082,714 and $747,486,564 of investments measured at NAV at December 31, 2021 and December 31, 2020, respectively.  Participant transactions (purchases and sales) may occur daily in any of the T. Rowe common trust funds. Were the Plan to initiate a full redemption of any of the T. Rowe common trust funds, the investment advisor reserves the right to temporarily delay withdrawal from the trust no earlier than thirty (30) days after such notice is provided, in order to ensure that securities liquidations will be carried out in an orderly business manner. The T. Rowe common trust funds had no unfunded commitments at December 31, 2021 or 2020.

4. Risks and uncertainties

The Plan invests in various investment securities, which include mutual funds, common trust funds and the common stock of M&T. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Market risks include global events which could impact the value of investment securities, such as pandemic or international conflict. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and such changes could materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

The Plan has varying degrees of concentrations in investments, which exposes the Plan to additional risk of those investments experiencing a material change in value.

5. Income taxes

The Internal Revenue Service has determined and informed the Company by a letter dated November 22, 2016 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and the Plan’s tax counsel are of the opinion that changes in the Plan have not affected the tax-exempt status of the Plan and, accordingly, no provision has been made for income taxes. US GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Administrative Committee has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2021 and 2020 there were no uncertain positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements.

The tax years 2018-2021 remain subject to examination by federal and state authorities.

M&T Bank Corporation Retirement Savings Plan

Notes to Financial Statements, continued

December 31, 2021 and 2020

6.	Related-party transactions

The Plan invests in shares of the common stock of M&T. The Plan held 2,208,701 shares with a fair value of $339,212,225 and 2,285,572 shares with a fair value of $290,953,361 at December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, the Plan made purchases of $36,724,432 and $46,068,362, respectively, and sales of $53,976,691 and $23,756,154, respectively, of M&T common stock. The Plan received cash dividends of $9,569,251 and $9,332,824 on the common stock of M&T during 2021 and 2020, respectively. The total realized and unrealized gains related to M&T Common Stock during 2021 were $8,394,855 and $52,024,432, respectively. The total realized and unrealized losses during 2020 were $7,741,414 and $66,638,008, respectively.

Certain Plan investment alternatives totaling $1,706,082,714 and $1,449,998,787 at December 31, 2021 and 2020, respectively, represent shares of mutual funds and common trust funds that are advised by an entity related to T. Rowe.  T. Rowe serves as trustee and recordkeeper.  Wilmington Trust Investment Advisors, Inc. (“WTIA”) provides advisory services for Plan investments, which include Wilmington Trust Funds, as well as providing recommendations related to the investment alternatives offered by the Plan.  WTIA is a wholly owned subsidiary of M&T Bank, the Plan sponsor.  The Plan investments in Wilmington Trust Funds totaled $281,740,864 and $368,443,455 at December 31, 2021 and 2020, respectively.  The transactions described above qualify as party-in-interest transactions.  M&T Bank did not pay WTIA any fees on behalf of the Plan during 2021 and 2020. M&T Bank did not pay T. Rowe Price any fees in 2021 and paid an immaterial amount in 2020.

The Plan allows participants to take loans from their accounts in the Plan.  These notes receivable from participants qualify as party-in-interest transactions and totaled $28,200,222 and $29,091,297 at December 31, 2021 and 2020, respectively. The rates on the notes receivable ranged from 4.25% to 7.50% at each of December 31, 2021 and 2020.

7. Contingencies

The Plan is subject in the normal course of business to various pending and threatened legal proceedings and other matters in which claims for monetary damages are asserted. On an on-going basis management, after consultation with legal counsel, assesses the Plan’s liabilities and contingencies in connection with such proceedings. The extent to which the pending or threatened litigation could result in exposure is not currently estimable. Although the Administrative Committee does not believe that the outcome of pending litigations will be material to the Plan’s assets available for benefits, it cannot rule out the possibility that such outcomes will be material to the statement of changes in net assets available for benefits for a particular reporting period in the future.

8. Subsequent events

On February 22, 2021, M&T announced that it had entered into a definitive agreement with People’s United Financial, Inc (“People’s United”), headquartered in Bridgeport, Connecticut, under which People’s United will be acquired by M&T in an all-stock transaction. The acquisition was consummated on April 1, 2022 and People’s United Bank, N.A. 401(k) Employee Savings Plan is expected to be merged with the Plan effective July 1, 2022 with certain provisions added to the Plan as protected benefits.

The Company has evaluated the impact of subsequent events on these financial statements through the date of financial statement issuance, June 28, 2022, and noted no other subsequent events requiring financial statement recognition or disclosure.

SUPPLEMENTAL

SCHEDULE

M&T Bank Corporation Retirement Savings Plan

EIN 16-0538020 Plan 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year as of December 31, 2021)

a.)	Identity of issue, borrower, lessor, or
	similar party	b.) Description of investment	c.) Current Value **

Common stock

*	M&T Bank Corporation [1]	Common Stock	$339,212,225

Common trust funds

*	WilmingtonTrust	Stable Value Fund	281,740,864
*	T. Rowe Price Associates, Inc.	Retirement 2010 Fund - Class C	24,949,780
*	T. Rowe Price Associates, Inc.	Retirement 2015 Fund - Class C	29,635,389
*	T. Rowe Price Associates, Inc.	Retirement 2020 Fund - Class C	142,369,841
*	T. Rowe Price Associates, Inc.	Retirement 2025 Fund - Class C	140,800,100
*	T. Rowe Price Associates, Inc.	Retirement 2030 Fund - Class C	314,292,371
*	T. Rowe Price Associates, Inc.	Retirement 2035 Fund - Class C	99,426,981
*	T. Rowe Price Associates, Inc.	Retirement 2040 Fund - Class C	280,525,925
*	T. Rowe Price Associates, Inc.	Retirement 2045 Fund - Class C	68,943,964
*	T. Rowe Price Associates, Inc.	Retirement 2050 Fund - Class C	52,374,694
*	T. Rowe Price Associates, Inc.	Retirement 2055 Fund - Class C	39,063,159
*	T. Rowe Price Associates, Inc.	Retirement 2060 Fund - Class C	26,368,096
*	T. Rowe Price Associates, Inc.	Retirement 2065 Fund - Class C	1,774,430
*	T. Rowe Price Associates, Inc.	Retirement Balanced Fund - Class C	28,168,303
*	T. Rowe Price Associates, Inc.	Growth Stock Trust C	341,118,234
*	T. Rowe Price Associates, Inc.	Small-Cap Value Equity Trust D	116,271,447
	Diamond Hill	Large Cap Portfolio	77,013,677
	Metropolitan West	Total Return Bond Fund C	118,069,906
			2,182,907,161

Mutual fund investments

	Meridian	Small Cap Growth Fund Institutional	45,044,839
	The Vanguard Group, Inc.	Institutional Index Fund	530,682,973
	The Vanguard Group, Inc.	Extended Market Index Fund Institutional Plus	237,873,070
	The Vanguard Group, Inc.	Total International Stock Index Fund Institutional Plus	170,792,568
	The Vanguard Group, Inc.	Total Bond Index Fund	46,704,655
			1,031,098,105

Loans to participants

*	Participant Loans Receivable	4.25% to 7.50%, fully secured by vested benefits,
		with maturities through 2035	28,200,222

		Total assets	$3,581,417,713

1	See note 6 of the notes to financial statements.
*	Indicates that the identity of the party involved is a party-in-interest as defined in the Employee Retirement Income Security Act of 1974.
**	All investments are participant directed; therefore, cost value of the investment has been omitted from Schedule H, Line 4i.